Exhibit 10.1

[United Rentals, Inc. Letterhead]

June 27, 2018

William B. Plummer

[Address removed]

Dear Bill:

The purpose of this letter is to confirm our mutual understanding and agreement regarding your retirement from United Rentals, Inc. (the “Company”).

Retirement and Transition

You will continue to serve as the Company’s Chief Financial Officer through October 12, 2018. You will be actively employed and provide transition services to the Company in connection with the transfer of your responsibilities through January 31, 2019 (the “Retirement Date”), upon which date you will retire from the Company and your employment will cease.

You acknowledge and agree that your retirement and transition, as contemplated in this letter, does not constitute “Good Reason” under your employment agreement with the Company, dated as of December 1, 2008 and as amended effective December 1, 2008, December 30, 2008, December 22, 2011 and March 28, 2012 (your “Employment Agreement”).

Treatment of Certain Equity Awards

As of the Retirement Date, you will have met the age and service conditions required for “Retirement” under certain outstanding equity awards previously granted to you under the Company’s Second Amended and Restated 2010 Long Term Incentive Plan. The Compensation Committee of the Board of Directors (the “Committee”) has confirmed that if you remain an employee in good standing through the Retirement Date, the transition and retirement as set forth in this letter will be deemed to satisfy the retirement notice requirement under Section 8 in the applicable award agreements. Accordingly, from and after the Retirement Date, the equity awards described below will be treated as follows:

Restricted Stock Units. The 2,506 unvested restricted stock units (“RSUs”) granted to you on March 7, 2016 will continue to vest in accordance with their terms, and one common share will be issuable for each such RSU upon the vesting date, subject to applicable tax withholding requirements and the terms of the applicable award agreements.

The 2,466 unvested RSUs granted to you on March 6, 2017 and the 2,595 unvested RSUs granted to you on March 6, 2018 will vest upon the Retirement Date in accordance with their terms, and one common share will be issuable for each such RSU upon such date, subject to applicable tax withholding requirements and the terms of the applicable award agreements.

The Committee has further agreed that (1) the 10,026 unvested RSUs granted to you on March 7, 2016 and (2) the first tranche of 1,172 unvested RSUs granted to you on March 6, 2018 (representing one-third of the 3,514 retention RSUs granted to you on such date) will vest upon the Retirement Date, notwithstanding that the terms of these grants do not otherwise contemplate vesting upon retirement. On the Retirement Date, one common share will be issuable for each such RSU, subject to applicable tax withholding requirements and the terms of the applicable award agreements.

Performance-Based Restricted Stock Units. The 5,848 unvested performance-based restricted stock units (“PRSUs”) granted to you on March 7, 2016, the 5,753 unvested PRSUs granted to you on March 6, 2017 and the 6,055 unvested PRSUs granted to you on March 6, 2018 will continue to vest and be earned based on actual performance in accordance with their terms, and one common share will be issuable for each such earned PRSU upon the vesting date(s), subject to applicable tax withholding requirements and the terms of the applicable award agreements.

Other than to the extent modified by this letter, the terms of your RSU and PRSU agreements remain in full force and effect, including your continued compliance with any material obligations contained in your Employment Agreement (including, but not limited to, the restrictive covenants and confidentiality obligations contained therein). Any outstanding equity awards not described above will be forfeited upon your Retirement Date pursuant to their terms. For the avoidance of doubt, if your employment is terminated by the Company or you resign your employment prior to the Retirement Date, the treatment of your equity awards described herein shall not apply.

This letter is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”). If necessary to comply with the restriction in Section 409A concerning payments to “specified employees” (as defined in Section 409A), any payment that constitutes nonqualified deferred compensation and would otherwise be due hereunder within six months after the Retirement Date will nonetheless be delayed until the first business day of the seventh month following the Retirement Date.

Please acknowledge your agreement with the terms of this letter and return it to me as soon as possible. This letter may be executed in counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

We wish you the best and thank you for your many years of exemplary leadership and contributions to the Company’s success.

Sincerely, UNITED RENTALS, INC.

/s/ Craig Pintoff
By: Craig Pintoff EVP, Chief Administrative and Legal Officer

Acknowledged and agreed:

/s/ William B. Plummer
William B. Plummer

Date:	June 27, 2018